Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-98781 of Great Plains Energy Incorporated on Form S-8 of our report dated April 9, 2003, appearing in the Annual Report on Form 11-K of the Great Plains Energy Incorporated Cash or Deferred Arrangement ("Employee Savings Plus") for the year ended December 31, 2002.

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
June 27, 2003